EXHIBIT 10.1
Tatum, LLC
Interim Executive Services Agreement
April 12, 2006
Mr. Harold Morgan
Senior Vice President
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631
Dear Harold,
Tatum, LLC (“Tatum”) understands that Bally Total Fitness Holding Corporation (“the Company”) desires to engage a partner of Tatum to serve as interim chief financial officer. This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.
Services; Fees
Tatum will make available to the Company Ronald G. Eidell (the “Tatum Partner”), who will will serve as Senior Vice President- Finance of the Company. The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.
The Tatum Partner shall be expected the perform the various duties and responsibilites as set forth in “Exhibit A,” which is attached hereto and made a part hereof, and such other duties and responsibilities as may be mutually agreed upon from time to time. During the term of his employment with the Company, the Tatum Partner shall be expected to devote efforts to the Company in a manner that is customary for a senior executive of a public company.
The Company will pay the Tatum Partner directly a salary (Salary) of $38,400 a month, less any legally required deductions. In addition, the Company will pay directly to Tatum a fee $9,600 a month (“Fees”) as partial compensation for resources provided.
As an employee, the Tatum Partner will be eligible for vacation accrued at a rate of 1.67 days per month, and holidays, all consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility. The Company will have no obligation to provide the

Tatum Partner any health or major medical benefits. The Tatum Partner will remain on his or her current medical plan. The Tatum Partner will receive no other employee benefits.
To Tatum’s knowledge, the Tatum Partner is not violating any other agreement by becoming an employee of the Company.
Payments; Deposit
Payment of Fees to Tatum should be made by direct deposit of $4,800 on the 15th and last day of each month through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee, If such payment method is not available and payments are made by wire transfer. Fees for the first and last pay periods will be prorated based on the number of days actually worked and the number of work days in the respective pay periods.
The Company will reimburse the Tatum Partner directly for all reasonable out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company, except that the The Tatum Partner shall be expected to comply with the Company’s policies relating to reimbursement for travel and other expenses in order to be eligible for such reimbursement. At all times during the term of this agreement, the Tatum Partner shall be treated as being domiciled in the Chicago Metropolitan Area and shall not be entitled to reimbursement for normal commuting expenses.
Company agrees to pay Tatum and to maintain a security deposit of $24,000 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this agreement (the “Deposit”). If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement. Tatum shall return any unapplied portion of such Deposit no later than ten (10) business days following the termination or expiration of this agreement, and to the extent that any amounts are withheld from the Deposit, Tatum shall provide a detailed summary of the amount withheld, including a specific description of the amount owed, the basis for such amount withheld and documentation in support thereof.
Converting Interim to Regular Full-Time Employee
The Company will have the opportunity to make the Tatum Partner a regular full-time employee of Company management at any time during the term of this agreement by entering into another form of mutually acceptable agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement
During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Compensation” will mean $576,000.
Term & Termination
Effective upon thirty (30) days’ advance written notice, the Company may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. The Tatum Partner will continue to render services and will be paid during such notice period, except that the Company reserves the right to provide pay in lieu of notice and immediately relieve the Tatum Partner from performing services for the Company at its sole discretion.
Effective upon sixty (60) days’ advance written notice, Tatum may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than sixty (60) days after the date of delivery of the notice. The Tatum Partner will continue to render services and will be paid during such notice period, except that the Company reserves the right to provide pay in lieu of notice and immediately relieve the Tatum Partner from performing services for the Company at its sole discretion.
In the event the Company terminates this agreement prior to the date ninety days from the first day of employment, it shall pay Tatum an early termination fee in an amount sufficient that the sum of such early termination fee combined with total Salary paid and Fees paid, shall equal $2,700 per day worked. Notwithstanding any provision of this Term & Termination section, the Company may terminate this agreement immediately upon written notice prior to the date thirty days from the first day of employment, and no such early termination fee shall be paid.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by Tatum’s management acting in good faith.
The Company also retains the right to terminate this agreement immediately for cause. For purposes of this agreement, “cause” shall include but is not limited to: (1) misappropriation of any monies or assets of the Company; (2) arrest for and/or conviction of any criminal offense other than minor traffic violations, it being the obligation of Tatum (to the extent it has actual knowledge) and the Tatum Partner immediately to report such offense to the Company’s CEO; (3) substantial and repeated failure to comply with directions of the CEO or Board of Directors of the Company; (4) gross negligence or willful misconduct; (4) intentional or grossly negligent disclosure of confidential or trade secret information of the Company; (5) failure and/or refusal of the Tatum Partner to render his services to the Company on a full-time and/or engaging in any other employment or consulting services to any other person or entity without the advance written permission of the Company’s CEO; (6) any illness or disability that would prevent the employee from rendering full-time services to the Company, without restriction; or (7) death of the Tatum Partner. Upon termination for cause, no further payments shall be required hereunder, except for all amounts accrued up to the date of termination.
In the event that either party commits a breach of this agreement, other than for reasons described in the two preceding paragraphs, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.
Insurance
The Compay will provide Tatum or the Tatum Partner with written evidence that the Company maintains director’s and officers’ insurance and the Company will maintain such insurance at at least 80% of existing levels at all times while this agreement remains in effect.
Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.
Disclaimers; Limitations of Liability & Indemnity
Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations.

Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum.
Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties,
In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.
The Company agrees that , with respect to any claims the Company may assert against Tatum (but not including the Tatum Partner) in connnection with this agreement or the relationship arising hereunder, Tatum’s (but not the Tatum Partner’s) total liability will not exceed four (4) months of Fees.
As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after completion of the first audit of the Company’s financial statements after termination or expiration of this agreement, but in no event later than six (6) months after such termination or expiration.
Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
Arbitration
If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the New York, NY office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.
Miscellaneous
Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.
Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.
Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, and directors’ and officers’ insurance, arbitration and the provisions of Schedule B will survive the expiration or any termination of this agreement.
This agreement will be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to conflicts-of-laws principles.
The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.
Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Electronic Payment Instructions for Deposit and Fees:

Bank Name:	Bank of America Branch: Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name:	Tatum, LLC
Account Number:	003 279 247 763
Please reference Bally Total Fitness Holding Corporation in the body of the wire.
Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.
We look forward to serving you.
Sincerely yours,

TATUM, LLC	Acknowledged and agreed by:

BALLY TOTAL FITNESS HOLDING CORPORATION

/s/ Dirk B. Landis	/s/ Harold Morgan

Signature	Signature

Dirk B. Landis	Harold Morgan

Title: Area Managing Partner	Title: Senior Vice President, Chief Administrative Officer

SCHEDULE A
Priorities and Responsibilities
This list of responsibilities reflects principal priorities for this engagement. It is not intended as inflexible, and may, and will likely, be changed upon mutual agreement.
1.	Provide effective overall leadership to the Accounting and Finance Department, including upgrading systems and personnel as appropriate

2.	Provide effective leadership in the Company’s efforts to meet required SEC filing requirements

3.	Provide effective communication to the financial community

4.	Effectively implement an annual corporate budgeting process

5.	Serve as an effective member of the Company’s executive management team

6.	Provide active support to the Company’s efforts to pursue strategic alternatives

Schedule B
Restrictive Covenants.
(a)	Noncompetition. The following noncompetition provisions shall apply to the Tatum Partner:
(i)	The Tatum Partner shall not, at any time during his employment with the Company or the twelve (12) month period commencing on the day immediately following the date (the “Termination Date”) on which his employment with the Company terminates for any reason, without the consent of the Board of Directors, directly or indirectly engage in any activity that the Board, in the exercise of its reasonable business judgment, determines is competitive with the Company’s business whether alone, as a partner of any partnership or joint venture, or as an officer, director, employee, independent contractor, consultant, or investor (a “Competitive Activity”). In furtherance of the immediately foregoing sentence, the Tatum Partner shall promptly notify the Board (or its representative) in advance in writing (which shall include a description of the activity) of his intention to engage in any activity which could reasonably be deemed to be subject to this noncompetition provision, and the Board shall respond to the Tatum Partner in writing within 4 business days indicating its approval or objections to the Tatum Partner’s engagement in the activity; provided, however, that if the Board (or its representative) does not respond to or request additional information from the Tatum Partner within such four (4) business day period the Board’s approval shall be deemed to be granted. If the Tatum Partner fails to notify the Board of his intended activity in advance, the Board shall retain all its rights of objections. Notwithstanding the preceding provisions of this subsection (a)(i), this subsection (a)(i) shall not be construed as preventing the Tatum Partner from investing his personal assets in any business that competes with the Company, in such form or manner as will not require any services on the part of the Tatum Partner in the operation of the affairs of the business in which such investments are made, but only if the Tatum Partner does not own or control five percent (5%) or more of any class of the outstanding stock, or of any profits interest or capital interest (as applicable), of such business.

(ii)	During the twenty-four (24) month period commencing on the day immediately following the Termination Date, the Tatum Partner shall not (A) influence or attempt to influence any person, firm, association, partnership, corporation, or other entity that is a contracting party with the Company to terminate any written agreement with the Company, except to the extent the Tatum

Partner is acting on behalf of the Company in good faith, or (B) hire or attempt to hire for employment any person who is employed by the Company, or attempt to influence any such person to terminate employment with the Company, except to the extent the Tatum Partner is acting on behalf of the Company in good faith; provided, however, that nothing herein shall prohibit the Tatum Partner from generally advertising for personnel not specifically targeting any executive or other personnel of the Company.

(iii)	During the term of this agreement and for the twenty-four (24) month period immediately thereafter, the Tatum Partner shall not publicly criticize or disparage the Company, any subsidiary or affiliate of the Company, or any director, officer, executive, or agent of the Company or any subsidiary or affiliate of the Company, except as may be required by law.

(iv)	During the term of this agreement and for the twenty-four (24) month period immediately thereafter, the Company shall not issue any defamatory statements about the Tatum Partner.
(b)	Confidentiality. The Tatum Partner agrees that he will not, at any time during his employment by the Company or thereafter, disclose or use any trade secret, proprietary, or confidential information of the Company or any subsidiary or affiliate of the Company (other than any such information that is in the public domain other than through the fault of the Tatum Partner), except as may be required in the course of his employment by the Company, as may be otherwise allowed with the written permission of the Company or, as applicable, such subsidiary or affiliate of the Company, or as may be required by law; provided, however, that, if the Tatum Partner is required by any subpoena, court order, regulation, or law to disclose such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

The Tatum Partner agrees that on or prior to the Termination Date, regardless of whether his employment is terminating at the initiative of the Tatum Partner or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all physical matter, including any and all notes, files, memoranda, papers, and other documents, containing information regarding the conduct of the business of the Company or any subsidiary or affiliate of the Company, except that the Tatum Partner may retain such physical matter that does not contain any trade secret, proprietary, or confidential information as may be allowed with the written permission of the Chief Executive Officer.

(c)	Breach.

The Tatum Partner acknowledges that the restrictions contained in this Schedule B are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Tatum Partner of any portion of this Schedule B will result in irreparable injury to the Company. The Tatum Partner agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Schedule B and, accordingly, that the Company shall be entitled, in addition to its rights at law, to temporary, preliminary, and permanent injunctive relief and other equitable relief, without the need to post a bond.

/s/ Ronald G. Eidell

Ronald G. Eidell

Bally Total Fitness Holding Corporation

By:	/s/ Harold Morgan

	Print Name	Harold Morgan

	Title	Senior Vice President, Chief Administrative Officer